Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Proposes to Acquire Duke Realty in All-Stock Transaction Valued at $61.68 Per Share

Exchange Ratio of 0.466 Represents 29% Premium for Duke Realty Shareholders

Provides Significant Growth and Upside Potential to Both Prologis and Duke Realty

Sends Letter to Duke Chairman and CEO Detailing Merits of Compelling Proposal

SAN FRANCISCO – May 10, 2022 – Prologis, Inc. (NYSE: PLD) (“Prologis”), the global leader in logistics real estate, today sent a letter to James B. Connor, Chairman and Chief Executive Officer of Duke Realty Corporation (NYSE: DRE) (“Duke Realty”) proposing to acquire Duke Realty in an all-stock transaction.

Under the terms of the proposal, Duke Realty stockholders would receive 0.466 shares of Prologis common stock for each share of Duke Realty common stock they own. Prologis’ proposal is valued at $61.68 per Duke Realty share, based on Prologis’ closing price on May 9, 2022, and represents a premium of 29% to Duke Realty’s closing price on the same date.

“We are confident that the proposed combination will be a win-win for our respective shareholders,” said Prologis CEO and co-founder Hamid R. Moghadam. “Prologis has a proven track record serving as a leader and innovator in our industry. We are known for providing exceptional service to customers and delivering superior value for our shareholders, including the shareholders of companies we have merged with or acquired in the past. We have no doubt that Duke Realty’s shareholders would similarly benefit from long-term value created by the combination of our companies.”

Following personal dialogue between the executive teams, Prologis first sent a letter to Duke Realty on November 29, 2021 regarding a potential transaction at an exchange ratio of 0.465, representing a 20% premium to Duke Realty’s stock price at the time. Over the past five months, Duke Realty has not substantively engaged while the implied premium of Prologis offer has steadily increased. On May 3, 2022, Prologis modestly increased the proposed exchange ratio – representing a 34% premium to Duke Realty’s stock price at the time– in a final attempt to engage privately to reach agreement on a mutually beneficial transaction. Duke Realty rejected the Prologis proposal that same evening.

Prologis sent the following letter to Duke Realty’s Chairman and CEO today regarding the proposal:

May 10, 2022

Mr. James B. Connor

Chairman and CEO

Duke Realty Corporation

8711 River Crossing Boulevard

Indianapolis, Indiana 46240

Dear Jim:

We are writing to reiterate our proposal to acquire Duke Realty. We are making this letter public after numerous private conversations have not led to serious dialogue or consideration. We believe this proposed transaction will be enthusiastically received by both your and our shareholders.

As you know, and we have stated at multiple times in the past, we admire and respect what you, your management team and board have accomplished. Our proposal represents a terrific opportunity for Duke Realty and your shareholders, who would receive 0.466 shares of Prologis common stock for each share of Duke Realty common stock. Based on Prologis’ latest closing price1, this proposal values Duke Realty at $61.68 per share, representing a premium of 29% to Duke Realty’s closing price on May 9, 2022.

On almost every metric (current stock price, VWAPs and consensus price targets) our proposal provides Duke Realty’s shareholders with a premium at the absolute top tier of valuation, as compared to other comparable REIT transactions. The terms we are proposing provide Duke Realty shareholders with the opportunity to participate in the growth and upside potential of the combined company, while also delivering an immediate, substantial, and compelling premium.

Based on the clear strategic and financial benefits outlined below, we are highly confident the addition of your assets to our platform will deliver superior value to the shareholders of both companies over the long term. The benefits include:

•	Highly Strategic & Complimentary Combination

•	Incremental Value Created from Prologis’ Platform

•	Enhanced External Growth

•	Significant Synergies

•	Day 1 Accretion to Core FFO (less promotes) to Both Shareholders

One thing that sets Prologis apart from others in our industry is a substantial strategic capital business and our Essentials platform. The Essentials platform includes solutions around operations, energy, workforce, transportation and digital – offerings that we provide to customers inside and outside of the Prologis portfolio. The Essentials platform will continue to fuel superior growth. At this point, we are creating recurring revenue both in our own platform and others, including yours.

In addition, our track record on creating value through acquisitions is incredibly strong. Our acquisitions of DCT Industrial Trust Inc. and Liberty Property Trust materially benefited the shareholders of those companies through our outperformance since acquisition, outperforming their peers by 41% and 22% respectively.2

I have no doubt your shareholders will similarly benefit.

I would note, at the proposed exchange ratio, Duke Realty shareholders will own 19% in the combined company. This would represent on average 26% more ownership in the combined company than would be implied by a straightforward ownership split based on Duke Realty’s earnings contribution in the combined company (whether measured on 2022 or 2023 consensus, FFO or AFFO).

1$132.37 closing price as of May 9, 2022.

2 Based on total shareholder returns weighted by market capitalization per Bloomberg as of May 9, 2022 and as of each respective transaction closing date. Peer set includes DRE, EGP, FR, PSB, REXR, STAG, and TRNO.

In previous communications, you have contended that the premium is not enough to engage seriously with us. Your shareholders should be aware that the immediate value of our offer has increased by approximately 10% since we began our dialogue more than five months ago:

-	In November 2021, we proposed a fixed exchange ratio of 0.465x representing a 20% premium. In response, you indicated that the proposal did not present a compelling premium to Duke Realty shareholders. You also noted that you believed “a premium in the high 20 or low 30 percent range” was warranted.

-	In March 2022, we met to discuss the merits of a potential business combination and we reaffirmed our willingness to afford your shareholders the same fixed exchange ratio of 0.465x, which then implied an approximately 28% premium. Even with an increasingly compelling premium, you were unwilling to engage further.

-	On April 29, 2022, we had a lengthy conversation in which I reiterated our willingness to transact at the same previously proposed fixed exchange ratio, which continued to imply a compelling premium in-line with your previously articulated expectation.

-	On May 3, 2022, we modestly increased our proposed exchange ratio, as a goodwill gesture, to 0.466x, which represented a 34% premium at the time. Later that same evening, you again declined our offer.

Setting the current market volatility aside, we view this combination as a long-term strategic benefit. As evidence of that, the offer represents a 32% premium to the 30-day volume weighted average prices (VWAP).

While we would prefer to continue working privately with you, as we have with others, to reach agreement for the benefit of your shareholders and ours, this approach is clearly not working as detailed above. This led us to conclude that a public approach may be more constructive for all.

We have engaged Goldman Sachs & Co. LLC and Wachtell, Lipton, Rosen & Katz to assist us in completing this transaction. Our transaction would not be subject to any unusual governmental or third-party approvals, or any other significant contingencies. We believe that this transaction can be completed quickly.

Jim, we are committed to completing the acquisition of Duke Realty. I hope that you, your board and your advisors are prepared to engage with us. Again, we firmly believe this proposal is the best path to driving long-term value for Duke Realty shareholders.

Sincerely,

Hamid R. Moghadam

Co-Founder, Chairman & CEO

Goldman Sachs & Co. LLC is serving as financial advisor to Prologis and Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

ABOUT PROLOGIS

Prologis, Inc. is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. As of March 31, 2022, the company owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 1.0 billion square feet (93 million square meters) in 19 countries. Prologis leases modern logistics facilities to a diverse base of approximately 5,800 customers principally across two major categories: business-to-business and retail/online fulfillment.

FORWARD-LOOKING STATEMENTS

The statements in this communication that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Prologis and Duke Realty operate as well as management's beliefs and assumptions. Such statements involve uncertainties that could significantly impact Prologis’ or Duke Realty’s financial results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” and “estimates,” including variations of such words and similar expressions, are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that Prologis expects or anticipates will occur in the future — including statements relating to any possible transaction between Prologis and Duke Realty, rent and occupancy growth, acquisition and development activity, contribution and disposition activity, general conditions in the geographic areas where Prologis or Duke Realty operate, Prologis’ debt, capital structure and financial position, Prologis’ ability to earn revenues from co-investment ventures, form new co-investment ventures and the availability of capital in existing or new co-investment ventures — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Prologis believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Prologis can give no assurance that its expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) the ultimate outcome of any possible transaction between Prologis and Duke Realty, including the possibility that Duke Realty will reject the proposed transaction with Prologis; (ii) uncertainties as to whether Duke Realty will cooperate with Prologis regarding the proposed transaction; (iii) the effect of the announcement of the proposed transaction on the ability of Prologis and Duke Realty to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; (iv) the timing of the proposed transaction; (v) the ability to satisfy closing conditions to the completion of the proposed transaction (including shareholder approvals); (vi) other risks related to the completion of the proposed transaction and actions related thereto; (vii) national, international, regional and local economic and political climates and conditions; (viii) changes in global financial markets, interest rates and foreign currency exchange rates; (ix) increased or unanticipated competition for Prologis’ or Duke Realty’s properties; (x) risks associated with acquisitions, dispositions and development of properties, including increased development costs due to additional regulatory requirements related to climate change; (xi) maintenance of Real Estate Investment Trust status, tax structuring and changes in income tax laws and rates; (xii) availability of financing and capital, the levels of debt that Prologis and Duke Realty maintain and their credit ratings; (xiii) risks related to Prologis’ investments in co-investment ventures, including Prologis’ ability to establish new co-investment ventures; (xiv) risks of doing business internationally, including currency risks; (xv) environmental uncertainties, including risks of natural disasters; (xvi) risks related to the coronavirus pandemic; and (xvii) those additional factors discussed under Part I, Item 1A. Risk Factors in Prologis’ and Duke Realty’s respective Annual Reports on Form 10-K for the year ended December 31, 2021. Prologis undertakes no duty to update any forward-looking statements appearing in this communication except as may be required by law.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Prologis has made for an acquisition of Duke Realty. In furtherance of this proposal and subject to future developments, Prologis (and, if a negotiated transaction is agreed, Duke Realty) may file one or more registration statements, proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, prospectus or other document Prologis and/or Duke Realty may file with the SEC in connection with the proposed transaction.

Investors and security holders of Prologis and Duke Realty are urged to read the proxy statement(s), registration statement, prospectus and/or other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of Prologis and/or Duke Realty, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Prologis through the web site maintained by the SEC at http://www.sec.gov.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Prologis and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. You can find information about Prologis’ executive officers and directors in Prologis’ definitive proxy statement filed with the SEC on March 25, 2022. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC's website http://www.sec.gov.

Contacts:

Investors

Tracy Ward

tward@prologis.com

Jill Sawyer

jsawyer@prologis.com

Media

Jennifer Nelson

(415) 733-9409

jnelson2@prologis.com

Meaghan Repko / Lyle Weston

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449